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                                            Exhibit D-1


                      BEFORE THE

          ARKANSAS PUBLIC SERVICE COMMISSION



IN THE MATTER OF THE APPLICATION OF     )
ARKANSAS POWER & LIGHT COMPANY    )
FOR AUTHORIZATION TO PURCHASE     )      DOCKET NO. 95-
____-U
COMMON STOCK OF THE ARKLAHOMA     )
CORPORATION                       )


       APPLICATION OF ARKANSAS POWER & LIGHT COMPANY



     Arkansas  Power  & Light Company  ("AP&L"  or  the

"Company"), respectfully states:



    1.   AP&L is a corporation organized under the laws

of  the  State  of  Arkansas and a  public  utility  as

defined by Act 324 of the Acts of Arkansas of 1935,  as

amended  ("Act 324").  The Company's property  consists

of  facilities  for  the generation, transmission,  and

distribution  of  electric  power  and  energy  to  the

public,  and  of  other property necessary  to  repair,

maintain,  and  operate  those  facilities,  which  are

located  principally in the State of Arkansas.  Certain

of  AP&L's distribution and transmission facilities for

wholesale  customers  are  located  in  the  State   of

Missouri,  and distribution lines for retail  customers

of  AP&L  situated wholly on the west side of the  main

channel of the Mississippi River are located in a small

portion of the State of Tennessee.



     2.   This Application is filed pursuant to Section

57(a)(2)  of Act 324 and Sections 2, 4, and  8  of  the

Rules of Practice and Procedure ("Procedural Rules") of

the  Arkansas Public Service Commission ("APSC" or  the

"Commission").  AP&L is subject to the jurisdiction  of

the  Securities and Exchange Commission  ("SEC")  under

the  Public  Utility Holding Company Act  of  1935,  as

amended  ("the  Holding Company Act"), as  an  electric

utility  subsidiary of Entergy Corporation ("Entergy"),

which  is  a registered public utility holding company.

AP&L  will file a Form U-1 Application-Declaration with

the  SEC  in connection with the transactions  proposed

herein.



     3.    By  order dated November 24, 1947, in Docket

No. U-245, the Commission authorized the acquisition by

AP&L,   Oklahoma   Gas   &   Electric   ("OG&E"),   and

Southwestern    Electric   Power   Company    (formerly

Southwestern  Gas  and  Electric  Company)  ("SWEPCO"),

respectively, of 170, 170, and 160 shares of the common

stock   of  the  Arklahoma  Corporation  ("Arklahoma").

Arklahoma  is  an Arkansas Corporation  that  currently

owns  certain  facilities consisting of (i)  a  161  kV

transmission line extending for 165.5 miles  from  Lake

Catherine,  Arkansas, to Boudinot Tap, near  Tahlequah,

Oklahoma,  (ii)  the  Lake Catherine  substation  at  a

terminus  of said transmission line, and (iii)  certain

property  incidental  thereto.   Such  facilities   are

jointly leased to AP&L, OG&E, and SWEPCO pursuant to an

Agreement and Indenture, dated as of December 9,  1947,

as extended by an Extension of Agreement and Indenture,

dated  September 6, 1977, (collectively,  the  "Lease")

and  are  jointly  operated by AP&L, OG&E,  and  SWEPCO

pursuant  to an Operating Agreement, dated December  9,

1947   ("Operating   Agreement").    Arklahoma's   only

business activity is the operation of such transmission

line and related facilities.



     4.    AP&L  is hereby requesting authorization  to

purchase  68  shares of common stock of Arklahoma  from

OG&E.   The purchase price for the shares will be based

on the book value of Arklahoma common stock immediately

prior  to the proposed sale.  It is estimated that  the

book   value  of  Arklahoma  common  stock  outstanding

immediately  prior  to the sale will  be  approximately

$348,000  (or $696 per share), resulting in a  purchase

price of approximately $47,328 for the 68 shares to  be

acquired  by  AP&L.   A  copy  of  the  Stock  Purchase

Agreement is attached hereto as AP&L Exhibit A.



     5.    AP&L is requesting authorization to purchase

additional shares of the common stock of Arklahoma from

OG&E,  at  OG&E's request, in order to  facilitate  the

formation  by  OG&E of a holding company system  exempt

from  the  registration  requirements  of  the  Holding

Company  Act.   OG&E believes that if  it  reduces  its

percentage ownership of Arklahoma common stock to  less

than 5%, by selling 68 shares to AP&L and 78 shares  to

SWEPCO, Arklahoma will not be deemed an "affiliate"  of

OG&E for purposes of the Holding Company Act.



     6.    As  a  result of the proposed  sale,  AP&L's

ownership of Arklahoma common stock would increase from

34% to 47.6% and OG&E's ownership would be reduced from

34%  to  4.8%.  The sale of the shares will not  affect

the  rights  and obligations of the parties  under  the

Lease and the Operating Agreement.  Although each party

has  an option to purchase the facilities and terminate

the  Lease, AP&L has no current intention to do so  and

knows  of  no current intention on the part  of  either

OG&E or SWEPCO to do so.



     7.   The financial statements of the Company dated

as  of June 30, 1995, were filed with the Commission on

October   20,   1995,  in  Docket  No.  95-594-U.    No

substantial   changes   in  the   Company's   financial

condition have occurred since the Application  in  that

Docket   was   filed.   The  financial  statements   of

Arklahoma, including unaudited financials for  the  six

months ending June 30, 1995, and audited financials for

the  year ended December 31, 1994, are attached  hereto

as AP&L Exhibit B.



     8.    Pursuant to Section 2.03 of the Commission's

Procedural  Rules,  AP&L requests  that  the  following

individuals  be  shown  on the  service  list  of  this

Docket:



                   James P. Herden
                   Arkansas Power & Light Company
                   P.O. Box 551
                   Little Rock, Arkansas  72203
                   Telephone:  (501)377-4475

                   Paul B. Benham III
                   Allison Graves
                   Friday, Eldredge & Clark
                   2000 First Commercial Building
                   400 West Capitol Avenue
                   Little Rock, Arkansas  72201-3493
                   Telephone:  (501)376-2011

      WHEREFORE,   Arkansas  Power  &   Light   Company

respectfully  requests that the  Commission  enter  its

order authorizing the Company to purchase 68 shares  of

common stock of the Arklahoma Corporation from Oklahoma

Gas  and  Electric  Company for an  aggregate  purchase

price  calculated  as  described  herein  as  soon   as

practically possible.

                   Respectfully submitted,

                   ARKANSAS POWER & LIGHT COMPANY



                   By:  _________________________

                           James P. Herden
                           Director, Regulatory Affairs




                CERTIFICATE OF SERVICE



          I, James P. Herden, do hereby certify that a copy of the foregoing has been served upon all parties of record this 14th day of December 1995.

                              _____________________
                              James P. Herden